Exhibit 10.20
Marvell Technology, Inc.
Senior Executive Retirement Program
(Effective as of May 30, 2025)
1.Purpose of the Program. The Committee has adopted this Senior Executive Retirement Program, as may be amended from time to time (the “Retirement Program”), to provide the Eligible Executives (as defined below) with consistent treatment upon their desire to voluntary terminate employment due to retirement that recognizes their valuable contributions towards creating stockholder value as senior leaders of the Company. The Retirement Program also aims to create a common framework to provide standardized treatment and benefits for Eligible Executives nearing retirement age and to ensure efficient and effective departure and succession planning.
2.Definitions. As used in this Retirement Program, the following terms shall have the respective meanings set forth below:
(a)“Board” means the Board of Directors of the Company.
(b)“Cause” shall mean any of the following reasons:
(i)an act of material dishonesty made by the Eligible Executive in connection with the Eligible Executive’s job responsibilities as an employee;
(ii)the Eligible Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or moral turpitude;
(iii)the Eligible Executive’s gross misconduct;
(iv)the Eligible Executive’s willful unauthorized use or disclosure of any proprietary information or trade secrets of the Company (or a parent or subsidiary employing the Eligible Executive);
(v)the Eligible Executive’s willful breach of any obligations under any written agreement with the Company (or a parent or subsidiary employing the Eligible Executive) that is not cured within 10 days after Eligible Executive’s receipt of written notice from the Company specifying the breach;
(vi)the Eligible Executive’s willful refusal to cooperate in good faith with a governmental or internal investigation of the Company (or a parent or subsidiary employing the Eligible Executive) or their directors, officers or employees, if the Company has requested the Eligible Executive’s cooperation; or
(vii)the Eligible Executive’s willful failure to substantially perform the Eligible Executive’s employment duties with the Company (or a parent or subsidiary employing the Eligible Executive), other than as a result of incapacity due to physical or mental illness; provided that the action or conduct described in this clause (vii)  will constitute “Cause” only if such failure continues after the Board or Chair of the Board has provided the Eligible Executive with a written demand for substantial performance setting forth in detail the specific respects in which the Company believes Eligible Executive has willfully failed to substantially perform his duties thereof and Eligible Executive has been provided a reasonable opportunity (to be not less than 20 days) to cure the same.
With respect to clauses (i)-(vi), if the condition triggering Cause is curable in the good faith judgment of the Committee, Eligible Executive will be provided written notice which specifically sets forth the factual basis for the Company’s belief that Cause has occurred, and a termination for Cause will not occur until Eligible Executive has been provided 10 business days after Eligible Executive’s receipt of the written notice to cure the condition.
(c)“COBRA” has the meaning ascribed to such term in Section 4(c)(i)
(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Committee” means the Compensation Committee of the Board.
(f)“Company” means Marvell Technology, Inc., a Delaware corporation.
(g)“Date of Retirement” means the date on which the Eligible Executive’s Retirement becomes effective, as determined by the Committee and mutually agreed by the Company and Eligible Executive in accordance with the requirements set forth in this Retirement Program. The Date of Retirement is the final date of employment with Company or, solely with respect to the Chief Executive Officer who has entered into a consulting agreement as outlined in Section 3(g), the final date of service in the role of the Executive Chair (“EC”) or a Strategic Advisor (“SA”), if later. The Date of Retirement shall meet the requirements of a Separation from Service for purposes of compliance with Section 409A.
(h)“Eligible Executive” means the Chief Executive Officer or an employee at the Executive Vice President level or above of the Company.
(i)“Eligible Equity Award” means an award of Stock Units or PSUs granted to the Eligible Executive.
(j)“PSU” means a restricted stock unit, the vesting of which is based, in whole or in part, upon the attainment of performance goals or conditions, granted under the Stock Plan.
(k)“Qualified Beneficiaries” has the meaning ascribed to such term in Section 4(c)(i) hereof.
(l)“Retirement” means a voluntary resignation by the Eligible Executive from employment with the Company or any of its subsidiaries after having satisfied the Rule of 65 Requirement, and shall not include: (i) a termination by the Company for Cause, (ii) a resignation by the Eligible Executive after being notified that the Company has elected to terminate the Eligible Executive’s employment, (iii) a termination or resignation by the Eligible

Executive during the pendency of an investigation with respect to the Eligible Executive or after performance deficiencies have been identified and communicated to the Eligible Executive, or(iv) any other circumstance upon which the Company determines in good faith the Eligible Executive is not in good standing at the time of such termination determined by the Company. For the avoidance of doubt, Retirement is not considered an involuntary termination by the Company.
(m) “Retirement Benefits” means the payments and benefits described in Section 4 hereof that an Eligible Executive is eligible to receive pursuant to the terms of this Retirement Program. For the avoidance of doubt, if an Eligible Executive elects to voluntarily resign and becomes eligible for Retirement Benefits, they are not also eligible for other termination related payments or benefits (such as change in control or severance).
(n)“Retirement Program” has the meaning ascribed to such term in Section 1 hereof.
(o)“Retirement Request Notice” means advance written notice, in the form provided by the Company, specifying the Eligible Executive’s anticipated Date of Retirement and requesting to be considered for participation in the Retirement Program, which notice shall be submitted to the Chief Legal Officer and Chief Human Resources Officer, and in the case of the CEO, shall also be submitted to the lead independent member of the Board or Chairman of the Board provided such chair is not the CEO and the Chair of the Nominating and Governance Committee of the Board.
(p)“Rule of 65 Requirement” means, subject to the provisions below regarding the CEO, that, as of the Date of Retirement (i) the Eligible Executive (1) has reached the age of fifty-five (55); and (2) has completed a minimum of five (5) Years of Service; and (ii) the sum of the Eligible Executive’s age and years of completed Years of Service equals not less than 65. If the Chief Executive Officer transitions to the role of the EC or SA, as defined by the Committee, subject to entering into a consulting agreement for a SA role only, as outlined Section 3(g), then the Rule of 65 Requirement can also be met by satisfying one of the following (i) serving in the role of EC or SA, which shall count toward meeting the Years of Service requirement, or (ii) if the service as an EC or SA ends prior to satisfying the Rule of 65 Requirement, then the Chief Executive Officer will become eligible for Retirement Benefits, provided that he or she serves as an EC or SA for at least twelve (12) calendar months or until August 31, 2027, whichever is sooner.

(q)“Section 409A” has the meaning ascribed to such term in Section 12(a) hereof.

(r)“Separation from Service” has the meaning ascribed to such term in Section 12(b) hereof.
(s)“Stock Unit” means a restricted stock unit granted under the Stock Plan that vests solely based on the Eligible Executive’s continued service and which otherwise has the meaning ascribed to it in the Stock Plan.

(t)“Stock Plan” means the Marvell Technology, Inc. Amended and Restated 1995 Stock Option Plan, as may be amended and restated from time to time, or any successor plan.

(u)“Years of Service” means the total number of full years in which the Eligible Executive has been in service as an employee of the Company or any of its subsidiaries or parent of the Company, based on the records of the Company, and to the extent so determined and approved by the Committee, including any service with a company that was acquired by, or combined with, the Company or any of its subsidiaries or parent of the Company, recognized for purposes of benefit eligibility and or service credit under the benefits programs of the Company or any of its subsidiaries or parent of the Company under the terms of a transaction agreement or otherwise. For purposes of this definition, a Year of Service shall mean a 365-day period (or 366-day period in the case of a leap year) that, for the first year of service, commences on the Eligible Executive’s date of hire and that, for any subsequent year, commences on an anniversary of that hiring. In the interest of clarity, a partial year of service shall not be treated as a Year of Service.

3.Retirement Eligibility Benefits. An Eligible Executive shall be eligible for the Retirement Benefits set forth in Section 4 only if the following conditions have been satisfied:
(a)the Eligible Executive provides the Retirement Request Notice in advance of the Eligible Executive’s anticipated Date of Retirement and the Eligible Executive continues employment through the anticipated Date of Retirement specified in the Retirement Request Notice, provided that the Committee, in its sole discretion, may waive any advance notice or continued service contemplated under this Section 3(a);
(b)The parties mutually agree on the Date of Retirement;
(c)the Eligible Executive is in “good standing” at the time the Retirement Request Notice is submitted, as determined by the Committee;
(d)the Eligible Executive has satisfied the Rule of 65 Requirement;
(e)the Committee approves the Eligible Executive’s request for participation in the Retirement Program;
(f)the Eligible Executive completes and delivers (and does not thereafter revoke) an effective Release, as set forth in Section 5 hereof;
(g)the Eligible Executive agrees to serve as a consultant to the Company, commencing as of immediately following the Date of Retirement, for no additional compensation payable to the Eligible Executive unless otherwise agreed to between the Eligible Executive and the Company, and Eligible Executive enters into the Company’s form of consulting agreement for the duration of the vesting period applicable to the Eligible Equity Awards following the Date of Retirement, as specified in Section 4(b) hereof;
(h)the Eligible Executive remains an Eligible Executive through the Date of Retirement;
(i)the Eligible Executive continues to comply with the provisions of any written agreement in effect between the Eligible Executive and the Company or any of its subsidiaries (including, but not limited to, the consulting agreement described in Section 3(vii)) that contains the provisions required by the Company for the duration of the vesting period applicable to the Eligible Equity Awards following the Date of Retirement, as specified in Section 4(b) hereof, as determined by the Committee; and
(j)the Committee determines that the Retirement Benefits described herein are not otherwise duplicative of payments already owed to the Eligible Executive under an employment, pre-existing retention, severance, change in control, or other compensation agreement or pursuant to any applicable laws.
4.Retirement Benefits. The Eligible Executive shall be eligible to receive the Retirement Benefits set forth in this Section 4 upon satisfaction of the requirements and conditions set forth in Section 3 hereof and as otherwise provided in the Retirement Program.
(a)Prorated Annual Incentive Plan Bonus. The Eligible Executive shall receive a lump-sum amount, payable within 30 days following the Date of Retirement, equal to a pro rata portion of the target amount (100% of target), as in effect as of the date the Eligible Executive’s participation in the Retirement Program was approved by the Committee, of the annual bonus payable under the Company’s Annual Incentive Plan for the fiscal year containing the Date of Retirement. “Pro rata portion” for purposes of this Section 4(a) shall mean a percentage, expressed as a fraction, the numerator of which is the number of days the Eligible Executive was employed as a full-time employee during the fiscal year applicable to the annual bonus, and the denominator of which is 365 days (or 366 days where the corresponding fiscal year is a leap year).
(b)Continued Vesting of Eligible Equity Awards:
(i)in the case of Eligible Equity Awards granted in the form of Stock Units, the Eligible Executive shall continue to vest in all Stock Units (if any) that are outstanding as of immediately prior to the Date of Retirement during the four quarterly vesting installments that next follows the Date of Retirement without regard to the Eligible Executive’s continued service through the applicable vesting dates;
(ii)in the case of Eligible Equity Awards granted in the form of PSUs that are scheduled to vest on or prior to the first anniversary of the Date of Retirement, the Eligible Executive shall continue to be eligible to vest in all PSUs (if any) that are outstanding as of immediately prior to the Date of Retirement based on the actual attainment level of the performance goals without regard to the Eligible Executive’s continued service through the applicable vesting date; and
(iii)in the case of Eligible Equity Awards granted in the form of PSUs that are scheduled to vest after the first anniversary of the Date of Retirement, the Eligible Executive shall continue to be eligible to vest in a pro rata portion of the PSUs that are outstanding as of the Date of Retirement based on actual attainment of the performance goals without regard to the Eligible Executive’s continued service through the applicable vesting date, with any fractional PSUs resulting from the pro rata vesting rounded up to the nearest whole PSU. “Pro rata portion” for purposes of this Section 4(b)(iii) shall mean a percentage, expressed as a fraction, the numerator of which is the number of calendar days the Eligible Executive was employed as a full-time employee during the performance period applicable to the corresponding PSUs, and the denominator of which is the total number of calendar days contained in the performance period applicable to the corresponding PSUs.
(c)Continued Medical, Dental and Vision Benefits.
(i)If, immediately prior to the Date of Retirement, the Eligible Executive and the Eligible Executive’s spouse (the “Qualified Beneficiaries”) have coverage under a medical, dental and/or vision plan sponsored by the Company, each Qualified Beneficiary will be entitled to continue their existing coverage at no cost under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA”) or as otherwise permitted under existing plans sponsored by Company, which may be amended from time to time, and applicable law, until the first to occur of the date (i) the Eligible Executive attains age 65; (ii) either the Eligible Executive or Eligible Executive’s spouse becomes eligible for group health plan coverage from another employer or (iii) solely with respect to the Eligible Executive’s spouse, such spouse attains age 65. (the “Continued Benefit Period”).
(ii) If the Company determines it can no longer provide the benefits in Section 4 (c)(1), the Company will in lieu provide the Eligible Executive with periodic payments, payable based on the same schedule that applied to the coverage provided pursuant to Section 4(c)(i), each in the amount equal to the monthly COBRA premium (on an after-tax basis) at the rate in effect at the time such determination is made, that the Eligible Executive would be required to pay to continue the existing medical, dental or vision coverage for the Qualified Beneficiaries for the remainder of the Continued Benefit Period.
(iii)Each Qualified Beneficiary shall have an obligation to inform the Company if a Qualified Beneficiary becomes eligible for group coverage from another employer while receiving coverage under Section 4 (c)(i) or payment(s) under Section 4 (c)(ii) from the Company. A Qualified Beneficiary may not change or otherwise increase the benefits coverage during the Continued Benefit Period unless Qualified Beneficiary does so at the Qualified Beneficiary’s own expense.
(iv)All, or a portion, of this period of coverage may for tax purposes be considered income to the Eligible Executive. Any period of coverage under Section 4(c)(i) shall be considered part of a Qualified Beneficiaries COBRA coverage entitlement period.

5.Release. The Retirement Benefits payable hereunder shall not be paid or become available unless the Eligible Executive delivers (and does not revoke) an executed and effective release acceptable to the Company releasing the Company, its subsidiaries, stockholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind, including but not limited to all claims or causes of action arising out of the Eligible Executive’s employment with the Company and/or the termination of such employment (the “Release”). The Eligible Executive shall execute and return such Release within the time period provided for by the Company (the “Release Deadline”). If the Release has not been returned on or before the Release Deadline, the Eligible Executive shall not be entitled to any Retirement Benefits payable hereunder.
6.Administration of the Retirement Program. The Retirement Program shall be administered by the Committee. Subject to the provisions set forth herein, the Committee shall take such actions as are required or permitted to be taken by it hereunder and shall have full and complete authority to interpret all provisions of the Retirement Program; to construe and interpret the Retirement Program and any agreement or instrument entered into under the Retirement Program, including any unclear, uncertain or disputed terms thereof; to establish, amend, waive or rescind rules and regulations for the Plan’s administration; to amend any agreement or instrument entered into under the Retirement Program and to make all other determinations which may be necessary or advisable for the administration of the Retirement Program. The Committee may employ accountants and counsel and other persons to assist or render advice to it, all at the expense of the Company.
     The Committee may delegate any or all of its authority granted under the Retirement Program to an executive or executives of the Company to the extent authorized under applicable law. The executive or executives to whom the Committee has delegated authority to administer the Retirement Program shall be considered the administrator of the Retirement Program.
    All determinations and decisions of the Committee (or its delegate) as to any disputed question or any other issue arising under the Retirement Program, including questions of construction and interpretation, shall be final, conclusive, and binding on all parties.
7.Taxes. The Company shall have authority to withhold or cause to have withheld from all payments due to the Eligible Executive (or their beneficiary or estate) applicable taxes and contributions mandated by federal, state, local or other law. However, regardless of any action taken by the Company or any of its subsidiaries employing the Eligible Executive, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Eligible Executive’s participation in the Retirement Program and legally applicable or deemed applicable to the Eligible Executive is and remains the Eligible Executive’s responsibility and may exceed the amount, if any, actually withheld by the Company or any of its subsidiaries employing the Eligible Executive.
8.Scope of Retirement Program. Nothing expressed or implied in this Retirement Program shall create any right or duty on the part of the Company or the Eligible Executive to have the Eligible Executive remain in the employment of the Company, unless otherwise agreed upon by the Company and the Eligible Executive. If this Retirement Program or the employment of the Eligible Executive is terminated under circumstances in which the Eligible Executive is not entitled to any Retirement Benefits, neither the Eligible Executive nor the Company shall have any further obligation or liability hereunder.
9.Retirement Benefits Neither Replace nor Supplement Other Separation Benefits. The Retirement Benefits provided under this Retirement Program are neither intended to replace nor supplement other separation benefits for which the Eligible Executive may be eligible, including but not limited to, benefits that may be received upon change in control or other termination severance benefits, including, in the interest of clarity, the Company Change in Control Severance Plan.
10.Amendment and Termination of the Retirement Program. The Committee may at any time amend, alter, suspend or terminate the Retirement Program, provided that any such action that materially and adversely impacts the rights of an Eligible Executive who has met the requirements of Section 4 shall not be effective without the Eligible Executive’s written consent.
11.Eligible Equity Award Provisions. The terms of this Retirement Program are intended to and shall modify and supersede the terms set forth in the agreement evidencing the Eligible Equity Awards. In the event of any conflict or inconsistency between the terms of the agreement evidencing an Eligible Equity Award and the terms set forth in this Retirement Program, the terms in this Retirement Program shall prevail over the terms set forth in the agreement evidencing the Eligible Equity Award.
12.Section 409A.
(a)The Retirement Program is intended to comply with the requirements of Section 409A of the Code and any U.S. Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time (“Section 409A”) so that no non-qualified deferred compensation subject to Section 409A provided under this Retirement Program shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

(b)Notwithstanding any agreement evidencing the grant of the Eligible Equity Award Units, if the Eligible Equity Awards constitute non-qualified deferred compensation subject to Section 409A, as determined in the sole discretion of the Company, and the Eligible Executive is a U.S. taxpayer, the Eligible Equity Awards that are no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A, shall be settled, without regard to the vesting schedule set forth in the agreement including any provision governing vesting acceleration events, on the earliest to occur of (i) the applicable vesting date set forth in the agreement, (ii) a “change in control event” within the meaning of U.S. Treas. Reg. § 1.409A-3(i)(5) (a “409A CIC Event”), (iii) a “separation from service” within the meaning of Section 409A of the Code of the Participant (a “Separation from Service”) that occurs following a 409A CIC Event, provided that if the Eligible Executive is a “specified employee” within the meaning of Section 409A of the Code on the date the Eligible Executive experiences a Separation from Service, then the Stock Units shall instead be settled on the first business day of the seventh month following the Eligible Executive’s Separation from Service, to the extent such delayed payment is required in order to avoid a prohibited distribution under Section 409A of the Code, and (iv) the Eligible Executive’s death. For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Retirement Program shall be considered a “separate payment.” Further, if any period in which to consider the release requirement described in Section 5 spans two calendar years, then the payments contemplated thereunder shall be paid in the second calendar year.
(c)Notwithstanding anything to the contrary in this Retirement Program, the Committee may amend the Retirement Program, or take any other actions, as deemed necessary or appropriate to (a) preserve the intended tax treatment of the payments or benefits under the Retirement Program, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A, but the Committee shall not be under any obligation to make any such amendment. Nothing in this Retirement Program shall provide a basis for any person to take action against the Company based on matters covered by Section 409A, including the tax treatment of any payment or benefit under the Retirement Program, and the Company shall not under any circumstances have any liability to the Eligible Executive, his estate or any other party for any taxes, penalties or interest due on any payment or benefit under this Retirement Program, including taxes, penalties or interest imposed under Section 409A of the Code.
13.Governing Law and Venue; Validity. This Retirement Program shall be governed by the laws of the State of California without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Retirement Program, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, and agree that such litigation will be conducted exclusively in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts.
14.Severability. In the event that any provision in this Retirement Program will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Retirement Program.